Exhibit 99.1
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Second Quarter Financial Results

LOWELL, MA, July 23, 2024 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced its financial results for the three months ended June 30, 2024. Net income amounted to $9.5 million, or $0.77 per diluted common share, for the three months ended June 30, 2024 compared to $8.5 million, or $0.69 per diluted common share, for the three months ended March 31, 2024 and $9.7 million, or $0.79 per diluted common share, for the three months ended June 30, 2023.

Selected financial results at or for the quarter ended June 30, 2024 compared to March 31, 2024 were as follows:
•The returns on average assets and average equity were 0.82% and 11.55%, respectively.
•Tax-equivalent net interest margin (non-GAAP) ("net interest margin") was 3.19%, a decrease of 1 basis point.
•Net interest income increased 2.8%.
•Total loans and total deposits increased 3.1% and 3.5%, respectively.
•Wealth assets under management and administration amounted to $1.40 billion, an increase of 1.7%.

Chief Executive Officer Steven Larochelle commented, "We had a solid second quarter with strong net income and loan growth funded through core deposits. Higher deposit costs and the inverted yield curve continue to be a headwind, but net interest margin was stable at 3.19%. Our liquidity position was favorable at June 30, 2024 with the loan to deposit ratio at 89% and interest-earning deposits with banks exceeding wholesale funding by $89.6 million. Credit quality remained strong with nominal charge-offs year-to-date."

Mr. Larochelle continued, "We remain committed to our long-term strategy of geographic expansion and customer acquisition through organic growth and investment in our team members, communities, products and technology. We are well positioned with a strong balance sheet, centered around a high-quality loan portfolio and favorable liquidity, core deposit funding and capital, paired with a conservative credit and reserve culture."

Executive Chairman & Founder George Duncan stated, "I would like to thank Jack Clancy, who retired as Chief Executive Officer of the Company and the Bank on June 7, 2024, for his valuable contributions over the past 35 years. Steve Larochelle, who succeeded Jack as Chief Executive Officer, has been a key member of our leadership team for the past 27 years, including the last 15 years as our Chief Banking Officer. Steve has been a significant contributor to our success and has handled a wide range of leadership responsibilities including the areas of commercial lending, cash management, wealth management, mortgage services, and branch operations. Steve is a great champion of our culture and takes pride in strong relationships with our customers and communities. He is the perfect person for our Chief Executive Officer role, and I am excited to have him lead us forward."

President Richard W. Main added, "I echo George's comments on Steve's leadership experience and on his commitment to our culture. We pride ourselves on understanding the unique needs of each customer and offering tailored solutions that lead to long-term relationships. The strength and depth of the relationships we have developed with our customers are a testament to our unwavering commitment to their success, which in turn has contributed to our history of consistent growth."

Net Interest Income
Net interest income for the three months ended June 30, 2024, amounted to $36.2 million, a decrease of $1.9 million, or 5%, compared to the three months ended June 30, 2023. The decrease was due primarily to an increase in deposit interest expense of $9.5 million and a decrease in interest and dividend income on investments of $1.0 million, partially offset by an increase in loan interest income of $9.4 million. The increase in interest expense during the period was attributed primarily to an increase in the cost of funds and changes in deposit mix, while the increase in interest income during the period was due primarily to loan growth and higher market interest rates.

Net Interest Margin
Net interest margin was 3.19% for the three months ended June 30, 2024, compared to 3.20% for the three months ended March 31, 2024 and 3.55% for the three months ended June 30, 2023.

Asset yields for the second quarter of 2024 were 5.01% and increased 12 basis points compared to the first quarter of 2024, due primarily to new loan originations, loan repricing and an increase in the average balance of other interest-earning assets, which resulted mainly from deposit inflows during the period. Average total loans increased $100.3 million, or 3%, and average other interest-earning assets increased $37.8 million, or 44%, during the period.

The cost of funds for the second quarter of 2024 was 1.94% and increased 12 basis points compared to the first quarter of 2024. During the second quarter of 2024, average total deposits increased $129.2 million, or 3%, and the cost of deposits increased 13 basis points. The average balance of lower cost checking accounts increased $33.4 million, or 2%, and the average balance of higher cost savings, money market and certificate of deposit accounts increased $95.9 million, or 5%.

Provision for Credit Losses
The provision for credit losses for the three-month periods ended June 30, 2024 and June 30, 2023 are presented below:

	Three months ended		Increase / (Decrease)
(Dollars in thousands)	June 30, 2024	June 30, 2023
Provision for credit losses on loans - collectively evaluated	$(230)	$2,210	$(2,440)
Provision for credit losses on loans - individually evaluated	1,358	(167)	1,525
Provision for credit losses for loans	1,128	2,043	(915)

Provision for unfunded commitments	(991)	225	(1,216)

Provision for credit losses	$137	$2,268	$(2,131)

The decrease in the provision for credit losses on loans of $915 thousand was due primarily to the impact of a reduction in recession risk within our allowance for credit loss ("ACL") model, partially offset by an increase in reserves on individually evaluated loans. The reduction in the provision for unfunded commitments of $1.2 million was driven primarily by a decrease in off-balance sheet commitments during the period.

Non-Interest Income
Non-interest income for the three months ended June 30, 2024, amounted to $5.6 million, an increase of $2.8 million compared to the three months ended June 30, 2023. Non-interest income in the prior year period included losses on sales of debt securities of $2.4 million. Excluding this item, non-interest income for the three months ended June 30, 2024 increased 7% compared to the three months ended June 30, 2023, due primarily to increases in wealth management fees and income on bank-owned life insurance.

Non-Interest Expense
Non-interest expense for the three months ended June 30, 2024, amounted to $29.0 million, an increase of $3.4 million, or 13%, compared to the three months ended June 30, 2023. Non-interest expense in the prior year period was impacted by the receipt of $3.4 million in Employee Retention Credits which the Company recognized as a reduction to salary and benefits expense. Excluding this item, non-interest expense for the three months ended June 30, 2024 decreased $25 thousand compared to the three months ended June 30, 2023.

Balance Sheet
Total assets amounted to $4.77 billion at June 30, 2024, compared to $4.47 billion at December 31, 2023, an increase of 7%.

Total interest-earning deposits with banks, which consist of overnight and short-term investments, amounted to $151.4 million at June 30, 2024, compared to $19.1 million at December 31, 2023. The increase was due primarily to deposit inflows, partially offset by loan growth.

Total investment securities at fair value amounted to $636.8 million at June 30, 2024, compared to $668.2 million at December 31, 2023. The decrease of 5% was largely attributable to principal pay-downs, calls and maturities during the six months ended June 30, 2024. Unrealized losses on debt securities amounted to $106.2 million at June 30, 2024, compared to $102.9 million at December 31, 2023, an increase of 3%.

Total loans amounted to $3.77 billion at June 30, 2024, compared to $3.57 billion at December 31, 2023. The increase of 6% was due primarily to an increase in commercial real estate loans of $140.1 million.

Total deposits amounted to $4.25 billion at June 30, 2024, compared to $3.98 billion at December 31, 2023. The increase of 7% was due primarily to increases in money market and certificate of deposit balances of $101.6 million and $98.0 million, respectively.

Total borrowed funds amounted to $61.8 million at June 30, 2024, compared to $25.8 million at December 31, 2023. The increase resulted from new term advances used to support the Company's operations.

Total shareholders' equity amounted to $340.4 million at June 30, 2024, compared to $329.1 million at December 31, 2023. The increase of 3% was due primarily to an increase in retained earnings of $12.1 million, partially offset by an increase in the accumulated other comprehensive loss of $2.5 million.

Credit Quality
Selected credit quality metrics at June 30, 2024, compared to December 31, 2023, were as follows:
•The ACL for loans amounted to $62.0 million, or 1.65% of total loans, compared to $59.0 million, or 1.65% of total loans.
•The reserve for unfunded commitments (included in other liabilities) amounted to $4.9 million, compared to $7.1 million.
•Non-performing loans amounted to $17.7 million, or 0.47% of total loans, compared to $11.4 million, or 0.32% of total loans. The increase in non-performing loans resulted primarily from one individually evaluated commercial construction loan which was placed on non-accrual in the first quarter of 2024.

Net recoveries amounted to $130 thousand for the three months ended June 30, 2024, compared to net charge-offs of $146 thousand for the three months ended June 30, 2023.

Wealth Management
Wealth assets under management and administration, which are not carried as assets on the Company's consolidated balance sheets, amounted to $1.40 billion at June 30, 2024, an increase of $76.6 million, or 6%, compared to December 31, 2023, and resulted primarily from an increase in market value.

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 139 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen,

North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Londonderry, Nashua (2), Pelham, Salem and Windham.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "could," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from bank failures and any continuation of uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to continued elevated interest rates or potential reductions in interest rates and a resulting decline in net interest income; the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in our market areas and the United States; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; increases in unemployment rates in the United States and our market areas; declines in commercial real estate values and prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; changes in tax laws; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; and current or future litigation, regulatory examinations or other legal and/or regulatory actions. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	June 30, 2024	December 31, 2023	June 30, 2023
Assets
Cash and cash equivalents:
Cash and due from banks	$48,352	$37,443	$49,996
Interest-earning deposits with banks	151,367	19,149	208,829
Total cash and cash equivalents	199,719	56,592	258,825
Investments:
Debt securities at fair value (amortized cost of $734,523, $763,981 and $820,004, respectively)	628,314	661,113	706,953
Equity securities at fair value	8,524	7,058	5,898
Total investment securities at fair value	636,838	668,171	712,851
Federal Home Loan Bank stock	2,482	2,402	2,404
Loans held for sale	—	200	—
Loans:
Total loans	3,768,649	3,567,631	3,345,667
Allowance for credit losses	(61,999)	(58,995)	(56,899)
Net loans	3,706,650	3,508,636	3,288,768
Premises and equipment, net	44,209	44,931	43,603
Lease right-of-use asset	24,469	24,820	24,578
Accrued interest receivable	20,343	19,233	16,885
Deferred income taxes, net	48,619	49,166	48,875
Bank-owned life insurance	66,381	65,455	64,779
Prepaid income taxes	4,806	1,589	2,790
Prepaid expenses and other assets	13,509	19,183	32,330
Goodwill	5,656	5,656	5,656
Total assets	$4,773,681	$4,466,034	$4,502,344
Liabilities and Shareholders' Equity
Liabilities
Deposits	$4,248,801	$3,977,521	$4,075,598
Borrowed funds	61,785	25,768	3,334
Subordinated debt	59,657	59,498	59,340
Lease liability	24,157	24,441	24,148
Accrued expenses and other liabilities	30,546	45,011	29,161
Accrued interest payable	8,294	4,678	3,273
Total liabilities	4,433,240	4,136,917	4,194,854
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,424,407, 12,272,674 and 12,244,733 shares issued and outstanding, respectively.	124	123	122
Additional paid-in capital	109,137	107,377	105,552
Retained earnings	313,486	301,380	289,409
Accumulated other comprehensive loss	(82,306)	(79,763)	(87,593)
Total shareholders' equity	340,441	329,117	307,490
Total liabilities and shareholders' equity	$4,773,681	$4,466,034	$4,502,344

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest and dividend income:
Other interest-earning assets	$1,697	$1,172	$1,917	$2,869	$4,125
Investment securities	3,943	4,034	4,967	7,977	10,040
Loans and loans held for sale	51,224	48,817	41,798	100,041	81,354
Total interest and dividend income	56,864	54,023	48,682	110,887	95,519
Interest expense:
Deposits	19,172	17,272	9,692	36,444	15,679
Borrowed funds	664	694	30	1,358	42
Subordinated debt	867	867	867	1,734	1,734
Total interest expense	20,703	18,833	10,589	39,536	17,455
Net interest income	36,161	35,190	38,093	71,351	78,064
Provision for credit losses	137	622	2,268	759	5,004
Net interest income after provision for credit losses	36,024	34,568	35,825	70,592	73,060
Non-interest income:
Wealth management fees	1,970	1,850	1,673	3,820	3,260
Deposit and interchange fees	2,284	2,069	2,295	4,353	4,343
Income on bank-owned life insurance, net	503	458	316	961	623
Net losses on sales of debt securities	—	—	(2,419)	—	(2,419)
Net gains on sales of loans	44	22	6	66	20
Gains on equity securities	101	465	189	566	173
Other income	726	631	759	1,357	1,576
Total non-interest income	5,628	5,495	2,819	11,123	7,576
Non-interest expense:
Salaries and employee benefits	19,675	19,176	16,135	38,851	34,656
Occupancy and equipment expenses	2,406	2,459	2,505	4,865	5,006
Technology and telecommunications expenses	2,658	2,745	2,636	5,403	5,311
Advertising and public relations expenses	674	743	804	1,417	1,485
Audit, legal and other professional fees	711	734	782	1,445	1,422
Deposit insurance premiums	862	859	615	1,721	1,290
Supplies and postage expenses	240	237	247	477	502
Other operating expenses	1,803	1,955	1,899	3,758	3,991
Total non-interest expense	29,029	28,908	25,623	57,937	53,663
Income before income taxes	12,623	11,155	13,021	23,778	26,973
Provision for income taxes	3,111	2,648	3,337	5,759	6,521
Net income	$9,512	$8,507	$9,684	$18,019	$20,452

Basic earnings per common share	$0.77	$0.69	$0.79	$1.46	$1.68
Diluted earnings per common share	$0.77	$0.69	$0.79	$1.46	$1.67

Basic weighted average common shares outstanding	12,389,917	12,292,417	12,228,081	12,341,630	12,191,857
Diluted weighted average common shares outstanding	12,394,463	12,304,203	12,244,863	12,349,573	12,218,735

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Balance Sheet Data
Total cash and cash equivalents	$199,719	$147,834	$56,592	$225,421	$258,825
Total investment securities at fair value	636,838	652,026	668,171	678,932	712,851
Total loans	3,768,649	3,654,322	3,567,631	3,404,014	3,345,667
Allowance for credit losses	(61,999)	(60,741)	(58,995)	(57,905)	(56,899)
Total assets	4,773,681	4,624,015	4,466,034	4,482,374	4,502,344
Total deposits	4,248,801	4,106,119	3,977,521	4,060,403	4,075,598
Borrowed funds	61,785	63,246	25,768	4,290	3,334
Subordinated debt	59,657	59,577	59,498	59,419	59,340
Total shareholders' equity	340,441	333,439	329,117	299,699	307,490
Total liabilities and shareholders' equity	4,773,681	4,624,015	4,466,034	4,482,374	4,502,344

Wealth Management
Wealth assets under management	$1,129,147	$1,105,036	$1,077,761	$984,647	$1,009,386
Wealth assets under administration	$267,529	$268,074	$242,338	$211,046	$214,116

Shareholders' Equity Ratios
Book value per common share	$27.40	$26.94	$26.82	$24.45	$25.11
Dividends paid per common share	$0.24	$0.24	$0.23	$0.23	$0.23

Regulatory Capital Ratios
Total capital to risk weighted assets	13.07%	13.20%	13.12%	13.45%	13.37%
Tier 1 capital to risk weighted assets(1)	10.34%	10.43%	10.34%	10.61%	10.52%
Tier 1 capital to average assets	8.76%	8.85%	8.74%	8.59%	8.62%

Credit Quality Data
Non-performing loans	$17,731	$18,527	$11,414	$11,656	$7,647
Non-performing loans to total loans	0.47%	0.51%	0.32%	0.34%	0.23%
Non-performing assets to total assets	0.37%	0.40%	0.26%	0.26%	0.17%
ACL for loans to total loans	1.65%	1.66%	1.65%	1.70%	1.70%
Net (recoveries) charge-offs	$(130)	$122	$15	$(12)	$146

Income Statement Data
Net interest income	$36,161	$35,190	$36,518	$38,502	$38,093
Provision for credit losses	137	622	2,493	1,752	2,268
Total non-interest income	5,628	5,495	5,547	4,486	2,819
Total non-interest expense	29,029	28,908	28,224	28,312	25,623
Income before income taxes	12,623	11,155	11,348	12,924	13,021
Provision for income taxes	3,111	2,648	3,441	3,225	3,337
Net income	$9,512	$8,507	$7,907	$9,699	$9,684

Income Statement Ratios
Diluted earnings per common share	$0.77	$0.69	$0.64	$0.79	$0.79
Return on average total assets	0.82%	0.75%	0.69%	0.85%	0.88%
Return on average shareholders' equity	11.55%	10.47%	10.21%	12.53%	12.63%
Net interest margin (tax-equivalent)(2)	3.19%	3.20%	3.29%	3.46%	3.55%
(1)Ratio also represents common equity tier 1 capital to risk weighted assets as of the periods presented.
(2)Tax-equivalent net interest margin is net interest income adjusted for the tax-equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.

ENTERPRISE BANCORP, INC.
Consolidated Loan and Deposit Data
(unaudited)

Major classifications of loans at the dates indicated were as follows:

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Commercial real estate	$2,204,864	$2,159,594	$2,064,737	$2,032,458	$2,009,263
Commercial and industrial	426,976	417,604	430,749	425,334	420,095
Commercial construction	622,094	583,711	585,113	501,179	487,018
Total commercial loans	3,253,934	3,160,909	3,080,599	2,958,971	2,916,376

Residential mortgages	413,323	400,093	393,142	362,514	346,523
Home equity loans and lines	93,220	85,144	85,375	74,433	74,374
Consumer	8,172	8,176	8,515	8,096	8,394
Total retail loans	514,715	493,413	487,032	445,043	429,291
Total loans	3,768,649	3,654,322	3,567,631	3,404,014	3,345,667

ACL for loans	(61,999)	(60,741)	(58,995)	(57,905)	(56,899)
Net loans	$3,706,650	$3,593,581	$3,508,636	$3,346,109	$3,288,768

Deposits are summarized as follows as of the periods indicated:

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Non-interest checking	$1,050,876	$1,050,608	$1,070,104	$1,130,732	$1,273,968
Interest-bearing checking	788,822	730,819	697,632	727,817	701,701
Savings	285,461	273,369	285,770	290,363	310,321
Money market	1,504,551	1,469,181	1,402,939	1,434,036	1,373,816
CDs $250,000 or less	358,149	337,367	295,789	262,975	244,114
CDs greater than $250,000	260,942	244,775	225,287	214,480	171,678
Deposits	$4,248,801	$4,106,119	$3,977,521	$4,060,403	$4,075,598

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the periods indicated:

	Three months ended June 30, 2024			Three Months Ended March 31, 2024			Three months ended June 30, 2023
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Other interest-earning assets(2)	$123,887	$1,697	5.51%	$86,078	$1,172	5.48%	$155,934	$1,917	4.93%
Investment securities(3) (tax-equivalent)	750,822	4,057	2.16%	763,692	4,157	2.18%	917,965	5,189	2.26%
Loans and loans held for sale(4) (tax-equivalent)	3,708,485	51,366	5.57%	3,608,157	48,960	5.46%	3,268,586	41,930	5.14%
Total interest-earnings assets (tax-equivalent)	4,583,194	57,120	5.01%	4,457,927	54,289	4.89%	4,342,485	49,036	4.53%
Other assets	96,991			91,794			92,909
Total assets	$4,680,185			$4,549,721			$4,435,394

Liabilities and stockholders' equity:
Non-interest checking	$1,054,932	—		$1,069,145	—		$1,269,339	—
Interest checking, savings and money market	2,510,155	12,381	1.98%	2,418,947	11,356	1.89%	2,351,011	6,880	1.17%
CDs	601,339	6,791	4.54%	549,097	5,916	4.33%	393,387	2,812	2.87%
Total deposits	4,166,426	19,172	1.85%	4,037,189	17,272	1.72%	4,013,737	9,692	0.97%
Borrowed funds	62,513	664	4.27%	63,627	694	4.38%	4,595	30	2.58%
Subordinated debt(5)	59,609	867	5.82%	59,530	867	5.82%	59,293	867	5.85%
Total funding liabilities	4,288,548	20,703	1.94%	4,160,346	18,833	1.82%	4,077,625	10,589	1.04%
Other liabilities	60,270			62,500			50,113
Total liabilities	4,348,818			4,222,846			4,127,738
Stockholders' equity	331,367			326,875			307,656
Total liabilities and stockholders' equity	$4,680,185			$4,549,721			$4,435,394

Net interest-rate spread (tax-equivalent)			3.07%			3.07%			3.49%
Net interest income (tax-equivalent)		36,417			35,456			38,447
Net interest margin (tax-equivalent)			3.19%			3.20%			3.55%
Less tax-equivalent adjustment		256			266			354
Net interest income		$36,161			$35,190			$38,093
Net interest margin			3.17%			3.17%			3.52%
(1)Average yields and interest income are presented on a tax-equivalent basis, calculated using a U.S. federal income tax rate of 21% for each period presented, based on tax-equivalent adjustments associated with tax-exempt loans and investments interest income.
(2)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(3)Average investment securities are presented at average amortized cost.
(4)Average loans and loans held for sale are presented at average amortized cost and include non-accrual loans.
(5)Subordinated debt is net of average deferred debt issuance costs.